Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

PHL Variable Insurance Company

One American Row

Hartford, CT 06102-5056

Re:         PHL Variable Insurance Company (“PHLVIC”)

               Post-effective Amendment No. 2 on Form S-3 to Registration Statement No. 333-168963 on Form S-1

Ladies and Gentlemen:

I have served as tax counsel for PHLVIC with respect to certain legal matters in connection with the offer and sale (the “Offering”) of an insurance certificate called the “Phoenix Guaranteed Income Edge”. I have also participated in the preparation of Post-effective Amendment No. 2 on Form S-3 to Registration Statement No. 333-168963 (“PEA No. 2”) filed on Form S-1 (the “Registration Statement”) and discussion set forth under the caption “Taxation of the Income Edge” (the “Discussion”) in the prospectus included in the Registration Statement.

The Discussion, subject to the qualifications and assumptions stated in the Discussion and the limitations and qualifications set forth herein, constitutes my opinion as to the material United States federal income tax consequences for purchasers of the Phoenix Guaranteed Income Edge pursuant to the Offering.

This opinion letter is limited to the matters set forth herein, and no opinions are intended to be implied or may be inferred beyond those expressly stated herein. My opinion is rendered as of the date hereof and I assume no obligation to update or supplement this opinion or any matter related to this opinion to reflect any change of fact, circumstances, or law after the date hereof. In addition, my opinion is based on the assumption that the matter will be properly presented in the applicable court.

Furthermore, my opinion is not binding on the Internal Revenue Service or a court. In addition, I must note that my opinion represents merely my best legal judgment on the matters presented and that others may disagree with my conclusion. There can be no assurance that the Internal Revenue Service will not take a contrary position or that a court would agree with my opinion if litigated.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to me and this opinion contained in the Discussion. In giving this consent, I do not admit that I am an “expert” under the Securities Act of 1933, as amended, or under the rules and regulations of the Securities and Exchange Commission relating thereto, with respect to any part of the Registration Statement.

I hereby consent to the use of this Opinion as an exhibit to PEA No. 2 and to the use of my name in the “Legal Matters” section of the prospectus in PEA No. 2.

Yours truly,

By:	/s/ Laurie D. Lewis
Laurie D. Lewis Tax Counsel PHL Variable Insurance Company